Exhibit 4.16

Gentilly, December 20, 2001

Name

Address

Dear Mr. _______________,

Pursuant to the authorization granted to the Board of Directors by the Ordinary and Extraordinary Shareholders’ Meeting held on December 18, 2001 to issue warrants to subscribe for a total of a maximum of 40,000 shares, reserved for issuance to non-executive directors, on December 18, 2001, the Board of Directors has resolved to offer you the possibility to subscribe for _______ warrants to subscribe for _________ new shares.

Each warrant shall be issued at a price of € 0.01 i.e., for a total subscription price of € __ and shall give you the right to subscribe for one (1) share, nominal value € 0.61, at a price of € 13.09.

The warrants are exercisable, in whole or in part, at any time. In any event, the warrants must be exercised within a period of five years from the date of their issuance.

We would be grateful if you would return to us a signed and dated copy of this letter with the completed subscription form enclosed herewith (French version), accompanied by the subscription payment no later than January 14, 2002.

Sincerely yours,

Pierre Haren

Chairman of the Board of Directors

Name:

Date:

TRANSLATION FOR

CONVENIENCE ONLY

ILOG

French Société Anonyme with a capital of 9,907,363.80

Registered office: 9 rue de Verdun, BP 85, 94253 Gentilly Cedex

Registration number: R.C.S. Créteil B 340 852 458

SUBSCRIPTION FORM

I, the undersigned, ______________,

The beneficiary, following the waiver in my favor, decided by the Extraordinary Shareholders’ Meeting held on December 18, 2001 of part of the preferential subscription rights of the shareholders to the warrants,

Having acknowledged all the terms and conditions of the issuance,

Hereby declare that I,

Subscribe ______________ warrants giving right to subscribe new shares, at a unit price of 0,01 euro (€ 0,01), to be issued by ILOG,

In support of my subscription,

I hereby pay the sum of ___ euros (€__) which represents the total subscription price of the warrants issued.

I acknowledge herewith receipt of a copy of this subscription form.

Executed in		,
On	,

Signature preceded by the hand-written words:

“Valid for the subscription to ______________ warrants.”